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                                                                 EXHIBIT 10.28.2

                      TRANSLATION OF CONTRAT CADRE D'ACHAT
                            BY C. JAMES WILLIAMS, III

Between the undersigned

La Francaise des Jeux
Limited Company capitalized in the amount of 500,000,000 francs incorporated at the R.C.S. of the City of Nanterre certificate number B315 065 292, whose headquarters are located at 5/7 Beffroy street, Neuilly-sur-Seine Cedex, France, 92523 duly represented by Mr. Bertrand de GALLE, Chief Executive Officer

                        Hereinafter referred to as "La Francaise des Jeux."

                               the first contracting party,

AND

-          EDITEC,
SARL, capitalized in the amount of 350,000 francs incorporated at the R.C.S. of the City of Creteil certificate number B410 362 529 whose headquarter are located at 111 Avenue de la Republique, Champigny sur Marne duly represented by Mr. Franck ATTAL, manager

-          ON POINT Technology Systems, Inc.
A corporation pursuant to American law, incorporated in Nevada on March 23, 1990 under number C2712-90 Whose headquarters are located at 8444 Miralani Drive, San Diego CA 92l26, USA represented by Mr. Frederick SANDVICK, Chief Executive Officer,

jointly and severally,

                            Hereinafter referred to as "the Supplier"

                                   The other contracting party,





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Preamble:

La Francaise des Jeux operates lottery games in France. Its games are marketed through a network of brokers and retailers.

In order to increase sales, it conducted a test in l998 at 20 points of sale, consisting of installing instant ticket vending machines (ITVM) next to the checkout counter.

The test results were conclusive. Accordingly, La Francaise des Jeux envisions installing ITVMs throughout France at 2,500 points of sale, from now until 3l December, 200l.

In l999, La Francaise des Jeux seeks to order a lot of 500 dispensers for its points of sale.

To this end, La Francaise des Jeux issued on April 17, 1998 a request for proposal to furnish ITVMs.

On Point Technology and its European partner Editec responded to the RFP. Their quoted prices appears in annex 1 of this contract.

As a result of the RFP, On Point and its European partner Editec were retained to furnish the ITVMs.

On Point and Editec represent that they have the necessary means to realize this project pursuant to the specifications contained in the RFP.

La Francaise des Jeux and On Point Technology/Editec have decided to establish a contracting framework for the supply by On Point/Editec of approximately 2,500 ITVMs. It is expressly stated that La Francaise des Jeux makes no commitment as to the number of ITVMs that it will actually order.

The ITVMs are manufactured in the USA by On-Point. Editec attests and furnished documents (annex 2) in the french language affirming that the delivered products conform to French and European standards.

Pursuant to the foregoing, the parties agree as follows:











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ARTICLE l: Subject

The objective of this contract is to define the terms and conditions pursuant to which the Supplier agrees to supply to La Francaise des Jeux, if ordered, approximately 2,500 ITVMs.

The reference number for these ITVMs is the following:

                                ITR 8500 SL - 8C

hereinafter referred to as the ITVMs.

The ITVMs to be delivered shall conform to the specifications contained in Annex 3.

ARTICLE 2: Ordering procedure

2.1. Until December 3l, 200l, La Francaise des Jeux may, according to its needs, order additional ITVMs. These orders shall take the form of a purchase order ("bon de commande") as set forth in annex 4 and will be processed pursuant to the terms of this contract.

Unless agreed in advance by supplier, the supplemental orders made by La Francaise des Jeux should be made in minimum lots of 100.

Delivery of the supplemental order (in complete lots of 100 to 500) shall be made within 16 weeks from receipt of the order by the supplier.

2.2. The supplier agrees to manufacture and deliver to La Francaise des Jeux the first order of 500 ITVMs pursuant to the following schedule :

-first delivery of 25 ITVMs no later than 7 weeks from the date of validation of the first series by La Francaise des Jeux. This delivery may be made by airplane, a special order specifying mode of transportation will be specifically sent so stating.
-second delivery of 125 ITVMs no later than 13 weeks from the date of validation of the first of the series by La Francaise des Jeux.
-Third delivery of 125 ITVMs no later than 15 weeks from the date of validation of the first of the series by La Francaise des Jeux.
-Fourth delivery of 125 ITVMs no later than 17 weeks from the date of validation of the first of the series by La Francaise des Jeux.
-Fifth delivery of balance of 100 ITVMs no later than 19 weeks from the date of validation of the first of the series by La Francaise des Jeux.

2.3 Supplier shall advise La Francaise des Jeux of the delivery date at least 10 in advance.

2.4 La Francaise des Jeux shall advise Supplier, at least 10 days in advance of the date of each delivery, the address of the location or locations of delivery. La Francaise des Jeux may


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choose up to three different locations. Each delivery shall be the subject of a delivery order duly dated and signed by La Francaise des Jeux or its agent.

ARTICLE 3: Transport - Delivery - Acceptance

3.l.    Supplier bears the risk of loss and is responsible for any damage to the
ITVMs to the warehouse of the delivery site. This does not include airfreight delivery which may be desired by La Francaise des Jeux.

The supplier is solely responsible for customs documentation and will take care that La Francaise des Jeux will never be in any way disturbed regarding such documentation.

3.2.    Supplier shall honor the delivery dates specified in the orders.

3.3. The ITVMs shall conform with French and European norms. Supplier is responsible for the attractiveness of the ITVMs.

3.4.    Identification of ITVM.

3.4.l. Each ITVM shall be identified by a 14 character alphanumeric bar code containing the following identifying information:

>>      the first two characters shall identify the supplier with the character
        "ED"
>> the third through the seventh characters shall contain the numerical series designation for each machine by order of fabrication
>> the eighth through the 11th characters shall identify the model with the characters "SL08"
>> the twelfth through the fourteenth characters shall contain the last figure for the date of manufacture followed by two characters stating the week of fabrication.

3.4.2. Each ITVM shall be delivered with its corresponding bar code affixed to a visible area of the machine. The part of the machine to which the bar code is affixed may not be removable or able to be damaged.

3.4.3. The supplier shall provide to La Francaise des Jeux ten days in advance of delivery the file containing the identification numbers for each lot. The file shall be furnished on a floppy disk in text format.

3.5.    Acceptance/Receipt

3.5.1. Each delivery of ITVMs shall be inspected by La Francaise des Jeux in the presence of Editec pursuant to the DAT/REC-2PV l00-00 process specified in annex 6.

3.5.2. La Francaise des Jeux has 5 days from the date of receipt of notification that the ITVMs


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have been delivered to follow the acceptance process. La Francaise des Jeux or its agent may make further inquiry, accept, accept with qualification or refuse delivery.

3.4.3. Upon qualified acceptance, supplier shall arrange for a l0 day delay to effect the modifications that will permit La Francaise des Jeux to accept the ITVMs.

3.4.4. Upon refusal, supplier shall take the rejected ITVMs and replace them at its expense within 10 weeks of the date of receipt.

ARTICLE 4 - Penalties for failure to observe deadlines

4.l - The deadlines specified in this contract are firm. In case of delay in delivery that is not due to a force majeure as defined in article l3, La Francaise des Jeux shall have the right to apply a penalty of l% of the sale price of each ITVM for each late day, not to exceed 20% of the sale price.

The parties agree that a delivery delay includes all deliveries not made by the specified deadlines or all deliveries not made pursuant to the delivery process.

4.2 - In the event of a delay in delivery of any one purchase order that exceeds 20 days, La Francaise des Jeux, at its sole option, may cancel the contract pursuant to Article l8-2, with no recourse available by supplier against La Francaise des Jeux. In that event, La Francaise des Jeux shall have the right to claim damages and interest from supplier for direct and/or indirect harm.

The termination of this contract shall in no way cancel any penalties due by supplier.

4.3. La Francaise des Jeux may, in its sole discretion, deduct any penalties from the amount due supplier.

ARTICLE 5 : Bill acceptor compatibility with Euro

Supplier agrees to already equip the ITVMs with bill acceptors capable of recognizing and accepting french francs as well as Euros. Supplier agrees to furnish to La Francaise des Jeux with the means to reprogram the bill acceptor with no more than 10 minutes of down time, with such means to be available through a floppy disk.

This benefit is included in the price.

ARTICLE 6 - Spare Parts

In the first year of the guarantee, supplier agrees to make available to La Francaise des Jeux or the entity responsible for maintenance, from the first delivery of ITVMs, in an amount deemed sufficient by supplier proportionate to the number of machines ordered, a stock of the spare parts

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enumerated in annex 5.

Supplier agrees to permanently maintain in France available to La Francaise des Jeux or the entity responsible for maintenance, a stock of the spare parts enumerated in annex 5 for a period of 5 years from the conclusion of this contract, in ascending book-keeping. At no point in time should there be an interruption of any spare parts available to La Francaise des Jeux.

ARTICLE 7 - Technical Support - User Manuals

7.l - Supplier shall deliver to La Francaise des Jeux a detailed User Manual written in the French Language (hardcopy and on disk). The Manual shall serve as a basis for La Francaise des Jeux to develop operator manuals for retailers and brokers.

7.2 - Supplier shall also supply technical bulletins in the French language for the sections of La Francaise des Jeux responsible for installation and maintenance of the ITVMs, as well as to the Hotline technicians. These notices shall begin 4 weeks after the parties have endorsed this contract.

7.3 - Supplier shall furnish La Francaise des Jeux technical schematics and documentation for the ITVMs, in order to allow the company, if it so desires, to maintain the spare parts for the one year guarantee period. The documents shall be delivered 12 weeks after the parties have endorsed this contract.

7.4 - For the duration of the contract, supplier shall diligently follow the technical, operational and marketing evolution of the subject ITVMs. Supplier's technicians shall provide permanent technical assistance.

Otherwise, if requested by La Francaise des Jeux, one or several of supplier's technicians will be available to assist the installation and maintenance teams. A specific purchase order shall be addressed to supplier, upon acceptance by La Francaise des Jeux of the price estimate.

Supplier shall make its best effort to provide answers and solutions to technical problems, and requests for modification or improvement, enumerated by La Francaise des Jeux, in the shortest time possible.

Conversely, La Francaise des Jeux or its designated installation or maintenance agent shall advise supplier every trimester of the evolution of the installed ITVMs.

ARTICLE 8 - Training

Supplier shall provide training to personnel from La Francaise des Jeux as well as personnel from any entity it selects for the installation and maintenance of the ITVMs.




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Supplier shall be able to have facilities available for group training at its premises or at a site designated by La Francaise des Jeux, pursuant to the schedule of fees supplied in the response to the RFP. A specific purchase order shall be established for this service.

Depending on the number of individuals to be trained at any particular class, supplier shall provide one or several ITVMs at the training site for training purposes.

ARTICLE 9 - Warranty - Spare Parts

9.l - Each ITVM as well as any original spare parts are guaranteed against hidden defects as set forth in Article l64l of the Civil Code.

9.2 - Each ITVM is guaranteed against breakdown of functional defect of any nature whatsoever for a period of one year from the date of receipt by La Francaise des Jeux. This guarantee also includes any transportation expenses necessary to repair or exchange an ITVM. These expenses shall be included in the sale price set forth in Article 10.

9.3 - In case of breakdown or functional defect of an ITVM during the warranty period, supplier shall recover the defective material at a location specified by La Francaise des Jeux and to exchange it within a 24 hour deadline (during a work day) beginning from the availability of the defective material. In case of defect, supplier shall furnish La Francaise des Jeux, or its designee, identical material.

9.4 - During the entire warranty period, supplier shall provide to La Francaise des Jeux or its designee for the maintenance of its ITVMs, within 24 hours (during a workday) , excluding Saturday and Sunday, all spare parts identified on the list annexed to this contract. All spare parts destined to replace defective parts shall be delivered free of charge to the entity responsible for maintenance of the ITVMs.

Requests for spare parts shall be made by telecopier, with a return confirmation by telecopier to be sent by the supplier within four hours of receipt of the request.

Such confirmation may be made by a return fax by the supplier of the request for spare parts upon which an acknowledgment of receipt appears.

The procedure for ordering spare parts and acknowledging same described previously may vary, upon approval by La Francaise des Jeux, the entity charged with maintenance of the ITVMs and the supplier.

The entity charged with maintenance of the ITVMs shall return the defective parts to the supplier within five work days of the request for replacement.

Upon the expiration of the warranty period, supplier shall furnish requested spare parts pursuant


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to the same deadlines, with the process of requesting spare parts and confirming spare parts orders to the same as during the warranty period. All spare parts supplied shall be billed to La Francaise des Jeux. Those parts susceptible of repair at supplier's plant shall be sent to supplier for repair. In those instances, supplier will only bill La Francaise des Jeux for the costs of repair at those prices quoted in the annex to the contract.

9.5 - Supplier shall, within 36 hours excluding Saturday and Sunday, furnish all consumables listed in the annex to the entity selected by La Francaise des Jeux to maintain the ITVMs. Such consumables shall be invoiced directly to La Francaise des Jeux.

9.6 - Supplier shall effect evolutions of software which may be requested by La Francaise des Jeux. A purchase order shall be directed to Supplier for such revisions upon acceptance of a quote by La Francaise des Jeux.

ARTICLE 10: Price and payment terms.

10.1 - The unit sale price for each ITVM sold to La Francaise des Jeux is 28.422 F.H.T (twenty-eight thousand four hundred twenty-two french francs excluding taxes). The sales price for replacement parts appears in annex 5. These prices correspond to prices for "marchandises vendues, droits acquittes" (within the meaning given by the "Interconterms" of the International Chamber of Commerce) to the delivery address specified by La Francaise des Jeux.

These prices shall be converted to Euros. when such is required for invoicing in the European Union.

10.2 - This price includes all duties, fees, taxes (except the Value Added Tax "TVA"), custom fees, stock fees, transportation, delivery, licenses of all kinds and, in general, all expenses which are a necessary consequence of supplying the ITVMs.

10.3 - These prices are good until 31 December, 2001.

In the event the public sale price of the ITVMs diminishes, then the supplier agrees to credit the diminution in value to future orders of ITVMs made by La Francaise des Jeux.

10.4 - Payment conditions

Supplier shall invoice through two copies directed to:

                                Service Comptable
                              La Francaise des Jeux
                           Domaine des Gueules Cassees
                              77230 MOUSSY LE VIEUX




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for ITVMs delivered and received by La Francaise des Jeux or its agent pursuant to Article 3.

Invoices shall be paid by La Francaise des Jeux 60 days from the 10th day of each month following receipt of the invoice.

ARTICLE 11 - Transfer of title and risk of loss

Title to the ITVMs shall transfer to La Francaise des Jeux upon receipt at the specified addressed pursuant to article 3.4. Until that time, supplier bears the risk of loss.

To this end, supplier shall arrange for the appropriate insurance and shall certify payment of the premium to La Francaise des Jeux.

ARTICLE 12: Y2K guarantee

The ITVMs shall be capable of correctly calculating dates going from one year to the next, including transitions between the twentieth and twenty-first centuries (including calculations, comparisons and clearing) as well as "bissextiles" years, and that the machines will continue to function correctly, without any supplemental cost to La Francaise des Jeux or degradation in performance, availability or security after the year 2000.

This warranty shall only be valid if the ITVMs are used in accordance with their specifications, are not modified without supplier's prior approval, and when all ancillary products used concurrently with the ITVMs are capable of correctly calculating dates.


ARTICLE 13 : Intellectual property

La Francaise des Jeux has adapted and personalized the ITVMs to suit its needs and image.

The esthetic design of the ITVMs is specific to La Francaise des Jeux which holds intellectual property rights in that design. Additionally, the trademarks and lottery ticket logos reproduced on the ITVMs are registered with the INPI in the name of La Francaise des Jeux.

Supplier recognizes the exclusive intellectual property rights owned by La Francaise des Jeux in the esthetic design and markings and, consequently, is forbidden from selling, leasing or providing these ITVMs with express, written authorization of La Francaise des Jeux through the following:

                              Service Merchandising
                              La Francaise des Jeux
                             117-121 rue d'Aguesseau
                                 92100 Boulogne




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ARTICLE 14 : Buy-back options

14.1 - Upon demand by La Francaise des Jeux, supplier shall buy-back the last 500 products purchased by La Francaise des Jeux, pursuant to the following terms:

If the buy-back demand occurs within the follow deadlines, then the buy-back price shall be as follows:
- within 12 months of installation, the buy-back price shall be 11,937 F.
- within 24 months of installation, the buy-back price shall be 8,527 F.
- within 36 months of installation, then buy-back price shall be 5,684 F.

14.2 - Repurchase working conditions.

14.2.1 - In case La Francaise des Jeux elects to exercise its option to have all or a portion of the ITVMs bought back, it shall notify Supplier at least 20 working days before the ITVMs are returned. The supplier shall notify La Francaise des Jeux in a maximum of 10 working days the address within Metropolitan France where the ITVMs subject to the buy back option shall be delivered, the expense of transportation to be borne by entirely by La Francaise des Jeux.

In exercising this buy-back option, La Francaise des Jeux obligates itself to return to the Supplier all rights, titles, software and inherent design characteristics of the model ITR-8500-SL8, except for any personalization specific to La Francaise des Jeux as defined in Article 13 of this present contract.

14.2.2 - Each lot of ITVMs bought-back by the Supplier shall be the object of a receipt by supplier in the presence of La Francaise des Jeux or its representative with the end of assuring the good general working condition of the ITVMs. The supplier shall have 5 working days, from the date of receipt of the delivery documentation to create the receipt, which shall be prepared in conformance with the receipt procedure DAT/REC-2PV100-00 appearing in annex 6 of this contract.

14.2.3 - Once the return of the machines pursuant to the buy-back process has been completed, La Francaise des Jeux shall send Supplier an invoice for the buy-back price. The invoice shall be paid within 60 days from the 10th of the month following receipt of the invoice.

ARTICLE 15 : On-point and Editec relationship with La Francaise des Jeux

It is expressly understood that the relationship between Editec and On-point Technology Systems, Inc. is such that La Francaise des Jeux may demand that one or the other undertake to satisfy the obligations devolving upon them pursuant to this contract.

By the same token, an undertaking by one of the two companies will necessarily affect the other.


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Editec and On-Point shall be unable to take a personal exception to any obligation devolving upon them pursuant to their own contractual relations.

ARTICLE 16 : Force majeure

16.1- In case of force majeure rendering it impossible for the performance of this contract, any obligations to be performed shall be suspended for the existence of the force majeure defined in article 16.2 below, even if said suspension exceeds the delay stated in article 16.3 below.

16.2 - The term force majeure means any unforseen event beyond the control of the parties which prevents the execution of the contract, in whole or in part.

It is expressly understood that the execution of the contract shall be suspended only for the duration of the force majeure. A party seeking to avail itself of this clause shall inform the other party by certified letter, return receipt requested.

16.3 - In the event that the suspension of the obligations of this contract lasts for a period of more than 45 working days, then each party may cancel this contract without prejudice, after sending a certified letter, return receipt requested.

ARTICLE 17 : Duration of contract

This contract shall be in effect until 31 December, 2001.

ARTICLE 18 : Cancellation

18.1 - The parties agree that each clause of which this contract is comprised is a clause without which they would not have contracted.

18.2 - In case of failure by supplier to meet an obligation devolving upon it as a result of this contract, specifically regarding those clauses dealing with deadlines, La Francaise des Jeux shall have the right to terminate this contract without formality, and without prejudice to its right to recover any damages or interest which may be awarded to it as an injured party by a court of competent jurisdiction. In such event, the Supplier shall be bound by the buy-back obligations described in article 14, if so demanded by La Francaise des Jeux.

18.3 - In case of failure by La Francaise des Jeux to meet an obligation devolving upon it as a result of this contract, supplier shall have the right to terminate this contract after sending a certified letter, return receipt requested, which act will have no effect for a period of 30 days after the receipt said letter.

18.4 - At any time, La Francaise des Jeux may terminate this contract through a simple written notification, specifically in the case when La Francaise des Jeux decides to cease installation of



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ITVMs, and more specifically, when it decides it is not making any profits from
ITVMs.

In the event of such a cancellation and where purchase orders pursuant to this contract are in effect:

|X| all payments made by La Francaise des Jeux at the time of cancellation shall remain with supplier,
|X| all orders in progress, which are the subject of a purchase order in due form, shall be entirely assumed by La Francaise des Jeux, except by supplier's agreement.

ARTICLE 19: Insurance

Supplier shall at its expense procure insurance sufficient to cover its civil responsibilities, and shall certify payment of this premium to La Francaise des Jeux upon demand.

ARTICLE 20: Suppliers' responsibilities

Supplier shall, upon demand by La Francaise des Jeux, provide its financial analysis relative to this contract.

Supplier recognizes the legitimate desire of La Francaise des Jeux to know the costs of production to the end that La Francaise des Jeux may conduct comparative analyses and to justify the price to its commercial network.

Additionally, the parties are in concurrence that the audit group within La Francaise des Jeux ("La Direction Audit Groupe de La Francaise des Jeux") or an outside auditing firm may at anytime conduct a financial audit of the production of the ITVMs. In order to conduct this audit, the audit group and/or the outside auditing firm shall have complete access to all of suppliers' books and records necessary to complete its report. Such cost shall be borne by La Francaise des Jeux.

ARTICLE 21 : Confidentiality agreement

Within the framework of this contract, the parties shall have access to certain technical, proprietary, and financial information of a confidential character.

The parties expressly agree to respect and to cause to be respected by all personnel to whom said information is imparted within the framework of this contract, the confidential nature of this information and to assure the exercise of the utmost discretion regarding all software and technical data which may come into their possession as a result of fulfilling the obligations devolving upon them as a result of the execution of this contract.

This confidentiality agreement shall remain in effect for a period of two years after the cessation of this contract, regardless of the reason.

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ARTICLE 22 : Integration Clause

The present document and its annexes comprise the entire agreement between the parties and supersede and replaces any prior oral agreements or writings .

ARTICLE 23 : Annexes

The annexes to this contract are an integral part of the contractual obligations of the parties and are essential documents without which they would not have contracted.

ARTICLE 24 : Applicable Law and Forum Selection clause

The law applicable to this contract and its annexes shall be the law of the Republic of France.

In the event of a translation, only the french version shall control.

All litigation concerning this contract shall be exclusively before the Nanterre Commerce Court ("Tribunal the Commerce de Nanterre").

At__________________________

The 27 day of January, 1999.

In three originals


by:/s/ Bertrand de Galle (l.s.)            by: /s/ Franck Attal       (l.s.)
  -----------------------                     ------------------------------
La Francaise des Jeux                Editec
Monsieur Bertrand de GALLE                 Monsieur Franck ATTAL
Chief Executive Officer                    Manager



                       by:  /s/ Frederick Sandvick (l.s.)
                          --------------------------------
                        On Point Technology Systems, Inc.
                           Monsieur Frederick SANDWICK
                             Chief Executive Officer


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